Rule 424(b)(3)
                                                          File No. 33-38032
                             NALCO CHEMICAL COMPANY

                         COMMON STOCK ACQUIRED UNDER THE
                             NALCO CHEMICAL COMPANY
                  STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                           APPENDIX DATED MAY 12, 1997
                                       TO
                        PROSPECTUS DATED NOVEMBER 30 1990

     This Appendix updates certain information in the Prospectus dated November 30, 1990 (the "Prospectus") relating to shares of Common stock which may be offered by the stockholders listed herein under the caption "Selling Stockholders" or by their transferees (or by their donees or pledgees). The Company will furnish without charge to participants additional copies of the Prospectus upon request.


                              SELLING STOCKHOLDERS

     The following table sets forth the name and position within the Company for the last three years of each Selling Stockholder, the number of shares of Common Stock of the Company beneficially owned by him on the date of this Prospectus and, the number of shares offered by the Prospectus.

                             Shares Owned                 Shares Offered by
Name of Director             Beneficially (1)           This Prospectus (1)(2)
----------------             ----------------           ----------------------
J. L. Ballesteros               12,400                           12,000
H. G. Bernthal                  32,804(4)                        32,000
H. Corless                      34,404(3)(4)                     32,000
H. M. Dean                      29,654(3)(4)                     32,000
J. P. Frazee, Jr.               35,038(4)                        32,000
A. L. Kelly                     27,544(4)                        24,000
F. A. Krehbiel                  36,404(4)                        32,000
W. A. Pogue                     33,340(3)(4)                     32,000
J. J. Shea                      21,404(4)                        20,000

     (1) Includes shares which may be acquired by exercise of stock options pursuant to the Plan. (2) This does not constitute a commitment to sell all of the stated number of shares. The amount of shares offered shall be determined from time to time by each selling stockholder in his sole discretion. (3) Includes beneficial/ownership of shares held indirectly by wife.

     (4)  Includes  stock   compensation   deferred  as  Share  Units  from  the
Non-employee Directors Stock Compensation Plan.

Additional selling stockholders will be identified by a subsequent appendix.

One or more of the Selling Stockholders may from time to time make gifts of any or all of his shares or pledge any or all of his shares as collateral for loans. In the event of such gift or of a default under any such loan, the donee may elect to sell donated shares or the lender may elect to sell shares held as collateral by means of the Prospectus as supplemented.